FOR:
Featherlite, Inc.
P.O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall
FOR IMMEDIATE RELEASE	Director of Corporate Communications
563-547-6000

FEATHERLITE REPORTS $1.1 MILLION THIRD QUARTER NET INCOME
Net sales increase 31.2 percent to $59.3 million

CRESCO, Iowa, October 25, 2005 - Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported net income of $1.1 million, or 9 cents per diluted share, on net sales of $59.3 million for the third quarter ended September 30, 2005. This compares with net income of $0.9 million or $0.08 cents per diluted share in the third quarter of 2004, which included $0.07 related to a non-recurring income tax benefit recorded in the third quarter of 2004. Third quarter 2005 net sales were up 31.2 percent from $45.2 million for the same period in 2004, which resulted in a 28 percent increase in consolidated gross profit in the third quarter of 2005. These increases were partially offset by higher selling, administrative and interest expenses as well as the non-recurrence of the tax benefit recorded in 2004.

Motorcoach segment sales in the third quarter of 2005 rose by 69.1 percent over the same period last year, reflecting a strong increase in customer activity and new unit sales. Trailer segment sales climbed by 14.0 percent in the third quarter of 2005 over the same period last year as order volume was stronger in third quarter of 2005 than 2004.

For the first nine months of 2005, net sales increased $10.0 million, or 6.3 percent, to $169.7 million compared to net sales of $159.7 million for the same period in 2004. Featherlite net income for the nine-month period ended September 30, 2005, was $3.6 million, or $0.31 per diluted share, compared with net income of $3.7 million, or $0.32 per diluted share for the same period in 2004, including a non-recurring tax benefit of $0.07 per diluted share.

“We are pleased with the Company’s increased sales and earnings in the third quarter,” Conrad Clement, Featherlite President and CEO, said. “Third quarter profits rose on the strength of higher sales and improved new coach margins as well as the favorable impact of a price increase in the trailer segment effective January 1, 2005.

“Going forward, we are optimistic about the level of sales in the fourth quarter of 2005 and going into 2006 for both the coach and trailer segments. Motorcoach backlog at September 30, 2005 is $7.7 million, up from $3.3 million at the same date last year. Though trailer backlog has decreased to $16.7 million at September 30, 2005 from $17.0 million at the same date last year, order levels have remained strong and have been filled from finished goods inventory.

About Featherlite
With more than 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite®, Inc. has highly diversified product lines offering hundreds of standard model and custom - designed aluminum specialty trailers, specialized transports, mobile marketing trailers and luxury motorcoaches. For more information about the Company, please visit www.fthr.com.

Featherlite, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)
	Sept 30,	Dec 31,
ASSETS	2005	2004
Current assets
Cash	$179	$179
Receivables	6,749	4,781
Refundable income taxes	-	497
Inventories	61,158	61,730
Leased promotional trailers	1,603	1,669
Prepaid expenses	823	1,827
Deferred tax asset	1,274	1,275
Total current assets	$71,786	$71,958
Property and equipment, net	16,939	16,003
Other assets	3,306	4,252
	$92,031	$92,213

LIABILITIES AND SHOREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$19,606	$22,106
Current maturities of long-term debt	1,766	1,699
Checks issued not yet presented	2,533	2,900
Accounts payable	4,798	4,323
Motorcoach shell costs payable	3,939	7,277
Accrued liabilities	9,481	9,124
Customer deposits	2,257	2,698
Total current liabilities	44,380	50,127
Bank line of credit	6,505	4,243
Other long-term debt, net of current maturities	10,586	11,092
Deferred tax liabilities	1,340	1,340
Other long-term liabilities	34	48
Shareholders’ equity	29,186	25,363
	$92,031	$92,213

Featherlite, Inc
Condensed Statements of Income
(Unaudited)
(In thousands, except for per share data)
	Three months ended		Nine months ended
	Sept 30,		Sept 30,
	2005	2004	2005	2004
Net Sales	$59,260	$45,168	$169,733	$159,735
Cost of Sales	50,368	38,221	143,362	135,027
Gross profit	8,892	6,947	26,371	24,708
Selling and administrative expenses	6,610	6,250	18,901	18,716
Income from operations	2,282	697	7,470	5,992
Other income (expense)
Interest	(675)	(561)	(2,011)	(1,689)
Other, net	66	92	305	222
Total other expense	(609)	(469)	(1,706)	(1,467)
Income before taxes	1,673	228	5,764	4,525
Minority interest in subsidiary loss	24	20	24	71
Benefit (provision) for income taxes	(645)	692	(2,200)	(917)
Net income	$1,052	$940	$3,588	$3,679

Net income (loss) per share -
Basic	$0.10	$0.09	$0.33	$0.34
Diluted	$0.09	$0.08	$0.31	$0.32

Weighted average shares outstanding -
Basic	10,949	10,839	10,922	10,817
Diluted	11,685	11,713	11,720	11,530

All shares, and per share amounts, have been restated to reflect the retroactive effect of the three for two stock split effective on May 5, 2005.

Certain prior period information has been reclassified to conform to the current year presentation.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “believe,”“estimate,”“expect,”“intend,”“may,”“could,”“will,”“plan,”“anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company’s markets, the need for and impact of product sales price increases, fluctuations in the price of aluminum, changes in our product sales mixes, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.